Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the FlashSoft Corporation Amended and Restated 2011 Equity Plan of our reports dated February 23, 2012, with respect to the consolidated financial statements of SanDisk Corporation and the effectiveness of internal control over financial reporting of SanDisk Corporation included in its Annual Report (Form 10-K) for the year ended January 1, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
February 23, 2012